UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934





Date of Bequest: May 4, 2000


                                 TMEX USA, Inc.
             (Exact name of registrant as specified in its charter)

          Nevada                                                 33-0248339
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

           5031 Birch Street, Suite G, Newport Beach, California    92660
                 (Address of principal executive offices)         (Zip Code)

                                  949.863.9872
              (Registrant's Telephone Number, Including Area Code)


ITEM 1. Withdrawal of Registration Statement.

On May 4, 2000, TMEX USA, Inc., a Nevada corporation, filed a Registration Statement on Form SB-1 with the Securities and Exchange Commission. Subsequently, on August 4, 2000, the Registrant sent a written request to the Securities and Exchange Commission to withdraw the Form SB-1 filing. Consistent with this letter of withdrawal, the Registrant hereby formally requests withdrawal of the Registration Statement on Form SB-1 filed on May 4, 2000.

ITEM 2.  Exhibits.

Exhibit I. - letter dated August 4, 2000 from the Registrant addressed to the Securities and Exchange Commission formally requesting withdrawal of the Form SB-1.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Newport Beach, California, on August 4, 2000.

                                             TMEX USA, Inc.,
                                             a Nevada corporation


                                             By:      /s/ Crofton Cooper  8/4/00
                                                      --------------------------
                                                      Crofton Cooper
                                             Its:     Chief Executive Officer